Exhibit FS-2

                UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME

                          YEAR ENDED DECEMBER 31, 1997
                    (in thousands, except per share amounts)

                              WPS         UPEN
                              As           As       Pro Forma     Pro Forma
                           Reported     Reported   Adjustments    Combined
    Operating revenues
     Electric utility
      revenues             $479,388     $55,952                   $535,340
     Gas utility
      revenues              211,090           0                    211,090
     Non-regulated
      energy and other      187,862       4,152                    192,014
                           --------     -------     --------      --------
      Total operating
       revenues             878,340      60,104            0       938,444
                           ========     =======     ========      ========
    Operating expenses
     Electric production
      fuels                 107,538           0                    107,538
     Purchased power         45,876      21,128                     67,004
     Gas purchased for
      resale                147,755           0                    147,755
     Non-regulated
      energy cost of
      sales                 182,863           0                    182,863
     Other operating
      expenses              148,569      17,413                    165,982
     Maintenance             41,661       2,664                     44,325
     Depreciation and
      decommissioning        77,541       5,900                     83,441
     Federal income tax
      (Note 4)                    0       1,620       (1,620)            0
     Taxes other than
      income                 26,448       4,927                     31,375
                           --------    --------     --------      --------
      Total operating
       expenses             778,251      53,652       (1,620)      830,283
                           ========    ========     ========      ========
    Operating income        100,089       6,452        1,620       108,161
                           --------    --------     --------      --------

    Other income
     Allowance for
      equity funds used
      during
      construction              129          25                        154
     Other, net              11,511         225                     11,736
                           --------     -------    ---------     ---------
      Total other
       income                11,640         250            0        11,890
                           ========     =======    =========     =========
    Income before
     interest expense       111,729       6,702        1,620       120,051
                           --------     -------    ---------     ---------
     Interest on long-
      term debt              22,331       3,942                     26,273
     Other interest           4,172         738                      4,910
     Allowance for
      borrowed funds
      used during
      construction             (100)        (67)                      (167)
                           --------    --------    ---------      --------
      Total interest
       expense               26,403       4,613            0        31,016
                           ========    ========    =========     =========
    Income before income
     taxes                   85,326       2,089        1,620        89,035
    Income taxes (Note
     4)                      29,270           0        1,620        30,890
    Minority interest          (797)          0                       (797)
    Preferred stock
     dividends of
     subsidiary               3,111          22                      3,133
                           --------    --------     --------      --------
      Net income             53,742       2,067            0        55,809
                           ========    ========     ========      ========
    Average shares of
     common stock (Note
     1)                      23,873       2,960         (296)       26,537
    Basic and diluted
     earnings per
     average share of
     common stock         $    2.25    $   0.70                  $    2.10


        See accompanying notes to Unaudited Pro Forma Combined Financial Statements.

                            WPS RESOURCES CORPORATION

                          NOTES TO UNAUDITED PRO FORMA
                          COMBINED FINANCIAL STATEMENTS

   1. The pro forma combined financial statements reflect the conversion of each share of UPEN Common Stock (no par value) outstanding into 0.90 shares of WPS Common Stock ($1.00 par value), as provided in the Merger Agreement. The pro forma combined statements of income are presented as if the companies had combined at January 1, 1997. The pro forma combined balance sheet is presented as if the companies had combined at December 31, 1997.

   2. Estimated cost savings and the cost to achieve such savings have not been reflected in the pro forma combined financial statements. Transaction costs are currently estimated to be approximately $3,700,000 (including fees for financial advisors, attorneys, accountants, consultants, filings, and printing). Estimated transaction costs to be incurred after December 31, 1997, have been reflected in the pro forma balance sheet at December 31, 1997 reducing common stock equity by $1,100,000.

   3. Intercompany transactions (including purchased and exchange power transactions) between WPS and UPEN during the periods presented were included in the determination of regulated rates and were not material. Accordingly, no pro forma adjustments were made to eliminate such transactions.

   4. Accounting principles have been consistently applied in the financial statement presentations for WPS and UPEN with one exception. UPEN does not include unbilled electric revenues in its calculation of total revenues. WPS accrues unbilled revenues. The impact of this difference in accounting principles does not have a material impact on the unaudited pro forma combined financial statements as presented, and accordingly, no adjustments have been made to conform accounting principles. A pro forma adjustment has been made to conform the presentation of current deferred income taxes in the pro
        forma combined balance sheet into one net amount.   A pro forma
        adjustment has been made to conform the presentation of income taxes in the pro forma combined statements of income. Other minor reclassifications have been made to the balance sheet and statements of income of UPEN to align with the financial statement presentation of WPS.